Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES SECOND QUARTER FISCAL 2011 RESULTS

Mountain Grove, Missouri (February 22, 2011) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced operating results  for the second quarter of its fiscal year ending June 30, 2011.

For the quarter ended December 31, 2010, the Company had a net loss of $1.5 million, or ($0.95) per share – diluted, compared to net income of $47,000, or $0.03 per share – diluted for the comparable period in 2009.  The decrease in net income for the quarter ended December 31, 2010 when compared to the prior year is attributable to a decrease in net interest income of $92,000, an increase of $459,000 in the provision for loan losses, a $562,000 decrease in non-interest income, a $235,000 increase in non-interest expense and an increase of $173,000 in income tax expense.

Net interest income decreased by $92,000 during the quarter ended December 31, 2010 compared to the prior year. This was the result of a decrease of $400,000, or 16.1%, in interest income from $2.5 million in the quarter ended December 31, 2009 to $2.1 million in the quarter ended December 31, 2010. This was partially offset by a decrease of $309,000, or 36.3%, in interest expense from $852,000 in the 2009 quarter to $543,000 in the 2010 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.99% in the 2009 quarter to 4.33% in the 2010 quarter, and by a decrease in the average balance of interest-earning assets of $6.7 million from $198.4 million in 2009 to $191.7 million in 2010. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.87% in the 2009 quarter to 1.24% in the 2010 quarter, and by a decrease of $7.1 million in the average balances of interest-bearing liabilities from $180.1 million in the 2009 quarter to $173.0 million, in the 2010 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past two to three years.

There was a negative provision for loan losses of $51,000 during the quarter ended December 31, 2009 compared to a provision for loan losses of $408,000 during the quarter ended December 31, 2010 . The negative $51,000 during the quarter ended December 31, 2009 was an offset to the $51,000 provision recorded in the quarter ended September 30, 2009 and was based on analyses performed by an outside consultant and by management which determined that the provision made in the September 30, 2009 quarter resulted in an excess in the allowance for loan losses. In December 2010, a review of several credits resulted in the recording of additional reserves of $408,000.

Non-interest income decreased by $562,000 from $336,000 during the three months ended December 31, 2009 to a negative $226,000 during the three months ended December 31, 2010. This was primarily the result of recording a provision of $500,000 for losses on real estate owned. Additionally, there were decreases of $143,000, $2,000 and $2,000 in service charges and other fee income, gain on the sale of loans and other income, respectively. These items were partially offset by an increase of $12,000 in net gain/(loss) on the sale of property and equipment and real estate owned. The decrease in profit on the sale of loans was the result of fewer loans originated for sale during the 2010 quarter compared to the 2009 quarter. The decrease in service charges and other fee income appears to be occurring throughout the financial services industry with account holders taking greater care that they do not incur overdraft charges on their accounts.

Non-interest expense increased by $235,000 during the quarter ended December 31, 2010 compared to the same quarter one year earlier. There were increases of $12,000, $40,000 and $312,000 in occupancy and equipment expense, professional fees and other expense, respectively. These increases were partially offset by decreases of $60,000 in compensation and employee benefits and $69,000 in deposit insurance premiums. The increase in professional fees was due to costs related to foreclosures and other litigation. The increase in other non-interest expense was due to the recording of a liability for possible settlement of a lawsuit brought by a former employee, as discussed in our Form 8-K that was filed on January 27, 2011. The decrease in compensation and benefits was the result of a decrease in staff levels.

For the six months ended December 31, 2010, the Company had a net loss of $1.5 million, or ($0.99) per share – diluted, compared to net income of $246,000, or $0.16 per share – diluted for the comparable period in 2009.  The decrease in net income for the six months ended December 31, 2010 when compared to the prior year is attributable to decreases of $269,000 and $805,000 in net interest income and non-interest income, and to increases of $471,000, $203,000 and $37,000 in the provision for loan losses, in non-interest expense and the provision for income taxes between the periods.

Net interest income decreased by $269,000 during the six months ended December 31, 2010 compared to the prior year. This was the result of a decrease of $861,000, or 16.7%, in interest income from $5.2 million in the six months ended December 31, 2009 to $4.3 million in the six months ended December 31, 2010. This decrease was partially offset by a decrease of $592,000, or 33.0%, in interest expense from $1.8 million in the six months ended December 31, 2009 to $1.2 million in the six months ended December 31, 2010. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.08% during the six months ended December 31, 2009 to 4.39% during the six months ended December 31, 2010, and by a decrease in the average balance of interest-earning assets of $7.4 million from $201.4 million in 2009 to $194.0 million in 2010. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.93% in the 2009 period to 1.36% in the 2010 period, and by a decrease of $9.7 million in the average balances of interest-bearing liabilities from $184.0 million in the 2009 period to $174.3 million, in the comparable 2010 period.

There was a $471,000 provision for loan losses during the six months ended December 31, 2010 compared to no provision for loan losses during the six months ended December 31, 2009. The increase in the  provision for loan losses during the six months ended December 31, 2010  was the result of review of problem loans and the level of the allowance for loan losses.

Non-interest income decreased by $805,000, or 92.9%, from $866,000 during the six months ended December 31, 2009 to $61,000 during the six months ended December 31, 2010. This was the result of decreases of $305,000, $29,000 and $15,000 in service charges and other fee income, gain on the sale of loans and income from bank owned life insurance, respectively, and to an increase of $372,000 in provision for loss on real estate owned. In addition, there was a $101,000 negative change in net loss on the sale of property and equipment and real estate owned. These items were partially offset by an increase of $18,000 in other non-interest income. The decrease in service charges and other fee income appears to be occurring throughout the financial services industry with account holders taking greater care that they do not incur overdraft charges on their accounts.

Non-interest expense increased by $203,000 during the six months ended December 31, 2010 compared to the same period one year earlier.  There were increases of $82,000 and $343,000 in professional fees and other expenses, respectively. These increases were partially offset by decreases of $127,000, $45,000 and $49,000 in compensation and benefits, occupancy and equipment expense and deposit insurance premiums, respectively.

Total consolidated assets at December 31, 2010 were $204.5 million, compared to $211.7 million at June 30, 2010, representing a decrease of $7.2 million, or 3.4%.  Stockholders’ equity at December 31, 2010 was $20.5 million, or 10.0% of assets, compared with $22.6 million, or 10.7% of assets, at June 30, 2010.  Book value per common share decreased  to $13.25 at December 31, 2010 from $14.58 at June 30, 2010. The decrease  in stockholders’ equity was primarily attributable to the net loss of $1.5 million for the six month period ended December 31, 2010. There was also a decrease of $530,000, net of taxes, during the six months ended December 31, 2010 in the market value of available-for-sale securities.

Net loans receivable decreased $7.4 million, or 6.8%, to $101.3 million at December 31, 2010 from $108.7 million at June 30, 2010. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $476,000 in loans were charged off during the six month period and $2.2 million of loans was transferred to real estate owned or repossessed assets during the period. Customer deposits decreased $4.9 million, or 2.7%, to $175.2 million at December 31, 2010 from $180.1 million at June 30, 2010. Retail repurchase agreement balances decreased by $281,000, or 5.2%, to $5.1 million at December 31, 2010 from $5.4 million at June 30, 2010.

Non-performing assets decreased during the first six months of fiscal 2011 by $2.1 million from $13.1 million at June 30, 2010 to $11.0 million at December 31, 2010. There were decreases of $2.0  million in non-accrual loans and $1.3 million in impaired loans not past due. These decreases were partially offset by an increase of $1.4  million real estate owned and other repossessed assets. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $2.5 million at December 31, 2010 was adequate to absorb known and inherent risks in the loan portfolio at that  date. At December 31, 2010 the allowance for loan losses was 43.8% of non-performing loans, including impaired loans not past due, as compared to 27.6% at June 30, 2010.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2010  the Company and the Bank are operating under Cease and Desist Orders with the Office of Thrift Supervision (the “OTS”). In management’s opinion, all items required by the Company and the Bank under these Orders through the six month period ended December 31, 2010 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Orders to Cease and Desist, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC, including but not limited to the Form 10-K for the year ended June 30, 2010 and the Form 10-Q for the quarter ended December 31, 2010. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Six Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Operating Data:

Total interest income	$2,094	$2,494	$4,297	$5,158
Total interest expense	543	852	1,199	1,791
Net interest income	1,551	1,642	3,098	3,367
Provision for loan losses	408	(51)	471	-
Net interest income (loss) after
provision for loan losses	1,143	1,693	2,627	3,367
Non-interest income (loss)	(226)	336	61	866
Non-interest expense	2,109	1,874	3,940	3,737
Income (loss) before income tax	(1,192)	155	(1,252)	496
Income tax expense (benefit)	282	108	288	250
Net income (loss)	$(1,474)	$47	$(1,540)	$246
Net income (loss) per share-basic	$(0.95)	$0.03	$(0.99)	$0.16
Net income (loss) per share-diluted	$(0.95)	$0.03	$(0.99)	$0.16

	At	At
	December 31,	June 30,
Financial Condition Data:	2010	2010

Total assets	$204,485	$211,657
Loans receivable, net	101,256	108,683
Non-performing assets	11,045	13,101
Cash and cash equivalents	9,695	20,183
Investment securities	79,222	69,539
Deposits	175,171	180,075
Borrowed funds	8,072	8,352
Stockholders' equity	20,544	22,611
Book value per share	$13.25	$14.58